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                                                                    EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Evans Bancorp, Inc. of our report dated March 8, 2005, with respect to the consolidated balance sheets of Evans Bancorp, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of Evans Bancorp, Inc.

We consent to the reference to us under the heading "EXPERTS" in the prospectus in the Form S-3.

KPMG LLP

Buffalo, New York
March 28, 2005